As filed with the Securities and Exchange Commission on September 25, 2003
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lions Gate Entertainment Corp. Lions Gate Entertainment Inc. Lions Gate Films Inc. Lions Gate Television Inc. Lions Gate Films Corp (Name of Registrant)	British Columbia Delaware Delaware Delaware Canada (State of Incorporation or Organization)	N/A 98-0183157 13-3987682 95-4735909 N/A (I.R.S. Employer Identification Number)

Suite 3123, Three Bentall Centre 595 Burrard Street Vancouver, British Columbia V7X 1J1 (604) 609-6100	4553 Glencoe Avenue, Suite 200 Marina del Rey, California 90292 (310) 314-2000
(Address, including zip code, of Principal Executive Offices)

Wayne Levin, General Counsel

Lions Gate Entertainment Corp.
4553 Glencoe Avenue, Suite 200
Marina del Rey, California 90292
(310) 314-2000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Allison M. Keller, Esq.
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, California 90067
(310) 553-6700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities To Be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)(2)(3)	Unit	Price(4)	Registration Fee

Common Shares(5)

Preferred Shares(5)

Debt Securities and Related Guarantees(5)(6)

Purchase Contracts(5)

Units(5)

Depositary Shares(7)

Total	$250,000,000		$250,000,000	$20,225

(1)	Not specified as to each class of securities to be registered (the “Securities”) pursuant to General Instruction II(D) to Form S-3. These Securities may be sold separately, together or as units with other offered Securities.

(2)	In U.S. Dollars or the equivalent thereof in one or more foreign or composite currencies. The aggregate initial offering price of the Securities will not exceed $250,000,000. Such amount represents the principal amount of any debt securities issued at their principal amount, the issue price rather than the principal amount of any debt securities issued at an original issue discount, the liquidation preference (or, if different, the issue price) of any preferred shares, the issue price of any common shares, the issue price of any warrants (but not the exercise price of any Securities issuable upon the exercise of such warrants), the issue price of any purchase contracts and the issue price of any units.

(3)	Plus such additional principal amount as may be necessary such that the aggregate initial offering price of all debt securities, if any, issued with original issue discount will equal their aggregate principal amount at maturity.

(4)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457.

(5)	Includes such indeterminate amount and number of common shares, preferred shares, debt securities, warrants, purchase contracts, and units as may be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $250,000,000, plus such indeterminate number of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act) as may be offered pursuant to this registration statement. No separate consideration will be received for any securities that may be issuable upon conversion of or in exchange for convertible or exchangeable securities (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act).

(6)	Certain of the debt securities may be guaranteed by the Guarantors (as defined below). No separate consideration will be received for any such guarantees.

(7)	To be represented by depositary receipts representing an interest in all or a specified portion of a share of preferred shares. No separate consideration will be received for any depositary shares representing preferred shares.

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2003

PROSPECTUS

$250,000,000
Lions Gate Entertainment Corp.

Common Shares

Preferred Shares
Debt Securities
Warrants
Purchase Contracts
Units
Depositary Shares

        By this prospectus, Lions Gate Entertainment Corp. may offer from time to time the following types of securities:

•	debt securities of Lions Gate Entertainment Corp., consisting of notes or other evidences of indebtedness;

•	common shares of Lions Gate Entertainment Corp.;

•	preferred shares of Lions Gate Entertainment Corp., which may be issued in the form of depositary receipts representing a fraction of a preferred share;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

      We refer to Lions Gate Entertainment Inc., Lions Gate Films Inc., Lions Gate Television Inc., and Lions Gate Films Corp., each a direct or indirect wholly-owned subsidiary of Lions Gate Entertainment Corp., as Guarantors. These subsidiaries may guarantee certain debt securities of Lions Gate Entertainment Corp.

      These securities will have an aggregate initial public offering price of up to $250,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. We may offer and sell the securities separately or together in any combination and as separate series. At the time of sale, we will determine and set forth in a prospectus supplement the specific terms of each issuance of securities. Where applicable, the prospectus supplement will also contain information about material United States federal income and Canadian income tax considerations relating to the securities and any listing of the securities on a U.S. or Canadian national securities exchange. Our common shares trade on the American Stock Exchange and Toronto Stock Exchange under the symbol “LGF.”

       Before you invest, you should carefully read this prospectus in its entirety, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 4 as well as any prospectus supplement and the documents incorporated or deemed to be incorporated by reference in this prospectus. If the terms of particular securities described in a prospectus supplement are different from the terms described in this prospectus, you should rely on the information in the prospectus supplement.

       We may sell any of the aforementioned securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts as well as our net proceeds from the sale of securities. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               ,                               .

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION FILED WITH THE SEC
LIONS GATE ENTERTAINMENT CORP.
USE OF PROCEEDS
FORWARD-LOOKING STATEMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PURCHASE CONTRACTS
DESCRIPTION OF UNITS
DESCRIPTION OF DEPOSITARY SHARES
PLAN OF DISTRIBUTION
CANADIAN STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
INTERCORPORATE RELATIONSHIPS
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.3
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (which we refer to as the SEC) using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings in an aggregate principal amount of up to $250,000,000. This prospectus provides you with a general description of the securities. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information about us that can be obtained as described in the section entitled “Where You Can Find More Information.”

      As permitted by the rules and regulations of the SEC, this prospectus omits information contained or incorporated by reference in the registration statement. Because statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, you should refer to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.

      You should rely only on the information incorporated by reference or provided in this prospectus and in the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You may obtain copies of the registration statement, or any document which we have filed as an exhibit to the registration statement or to any other SEC filing, either from the SEC or from our corporate secretary as described below.

      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date. You should not assume that the information in this prospectus or in any accompanying prospectus supplement is accurate as of any date other than the dates printed on the front of each such document.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s Public Reference Room at Washington, D.C., 450 Fifth Street, N.W., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov.

INCORPORATION OF INFORMATION FILED WITH THE SEC

      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	later information that we file with the SEC will automatically update and supersede this incorporated information.

ii

      We incorporate by reference the documents listed below that were filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003; and

•	Definitive Proxy Statement filed July 29, 2003.

      In addition, we also incorporate by reference additional information that we may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the offering of the securities is complete or after the date of this initial registration statement and before the effectiveness of the registration statement. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      You may not have some of the documents incorporated by reference, but you can obtain any of them through the SEC as described above or from us at no cost by written or oral request at Investor Relations Department, Lions Gate Entertainment Corp., 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292, or by telephoning (310) 314-2000.

iii

LIONS GATE ENTERTAINMENT CORP.

      Throughout this prospectus, the terms “Lions Gate,” “the Company,” “we,” “us” and “our” refer to Lions Gate Entertainment Corp. Where specifically noted or where the context requires otherwise, such references also include its subsidiaries (including the Guarantors). All dollar amounts are in United States dollars unless otherwise indicated. The term “independent,” as used in this prospectus, is used to distinguish us from the term “major studios” that is generally regarded in the entertainment industry to mean Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment, Paramount Pictures, The Walt Disney Company, Metro Goldwyn Mayer and their respective affiliates.

Our Business

      We are an independent producer and distributor of film and television entertainment content. We typically produce and distribute films that are completed and marketed using smaller budgets than those of major studios. We believe that our track record of producing and distributing award winning and commercially successful films, as evidenced by our four Academy Awards in the last five years, affords us access to leading Hollywood talent and scripts and third party productions for acquisition, without compromising our disciplined approach to managing financial risk. We believe that the recent box office success of several independent films that were produced and marketed with relatively modest budgets, including our own productions Monster’s Ball and American Psycho and our acquired releases O and Dogma, validate our approach to the motion picture business. Our fiscal 2004 theatrical release schedule includes in-house productions Confidence, Wonderland, Shattered Glass and Godsend and acquired titles Girl with a Pearl Earring, Dogville and The Cooler. Currently in release is acquired title, Cabin Fever, the Company’s widest release to date.

      Our business is relatively diversified for an independent studio. We have a home entertainment library of approximately 2,000 motion picture and television program titles. We generate recurring revenues through the distribution of our library directly to retailers, video rental stores, pay and free television channels domestically and indirectly to international markets on a license basis through third parties. In addition to our successful motion picture and home entertainment operations, we produce an average of 150 hours of television programming each year that we distribute to such outlets as USA Networks, The Learning Channel, PBS, and several of Discovery Communications’ cable networks. We also own and operate a film and television production studio in Vancouver, British Columbia that has had annual occupancy rates above 90% over the last five years and own a majority interest in CinemaNow, a development stage internet-based video-on-demand provider. We believe our diversification helps to minimize some of the risks typically associated with independent film production and distribution.

      Key components of our business include:

Production

•	Motion Pictures. Our strategic plan is to produce approximately eight motion pictures annually, including films released theatrically and films released directly to home video or cable television. We maintain a disciplined approach to film production, which enables us to produce compelling, commercially viable films. We distribute these films to theatrical and ancillary markets both domestically and internationally. Production budgets for our films intended for theatrical release have generally ranged between $5 million and $20 million, and production budgets for films intended for release directly to video or cable television have generally ranged between $1 million and $5 million. Critically acclaimed and award-winning films we have recently produced include: Monster’s Ball, starring Halle Berry and Billy Bob Thornton; Frailty, starring Matthew McConaughey and Bill Paxton; and American Psycho, starring Christian Bale and Reese Witherspoon. Our fiscal 2004 release schedule includes the following films that we produced: Confidence, starring Ed Burns, Andy Garcia, Dustin Hoffman and Rachel Weisz; Godsend, starring Robert DeNiro, Greg Kinnear and Rebecca Romijn-Stamos; Wonderland, starring Val Kilmer and Lisa Kudrow; and Shattered Glass, starring Hayden Christensen. We recently completed production of Final Cut, starring Robin Williams, Mira Sorvino and James Caviezel and are currently in production of The Cookout, with

Danny Glover, Ja Rule and Queen Latifah. We also recently announced an agreement to produce the sequel to House of 1000 Corpses.

•	Television and Animation. Over the past four years, we have produced an average of 150 hours of television programming each year, including dramas, animated series, television movies, mini-series and reality and non-fiction programming through our in-house television production operations, including Termite Art Productions, and our approximately 29% interest in the CinéGroupe animation studio. In-house series productions include The Dead Zone, which is broadcast on USA Network and was recently picked up for a third season, and 1-800 Missing, which is broadcast on Lifetime Television and recently received a full-season pickup. In-house movie-of-the-week productions include Lucky 7, which broadcast on ABC Family. Recent Termite Art productions include: Unsolved History, a series on the Discovery Channel; Love U on TLC; Amazing Animal Videos on Animal Planet; and Criss Angel Mindfreak on ABC Family. Recent CinéGroupe productions include: Sagwa, The Chinese Siamese Cat on PBS; Galidor: Defenders of the Outer Dimension on ABC Family; and the highly anticipated prime-time series Tripping the Rift for Sci-Fi Channel on the USA Cable Network System.

Distribution

•	Theatrical. We distribute motion pictures directly to North American movie theatres and indirectly to international markets on a license basis through third parties. Over the past four years, we have theatrically released approximately 15 films per year. In the last five years, films we have distributed have earned eleven Academy Award nominations and won four Academy Awards, including Halle Berry’s 2002 Academy Award for Best Actress in our production Monster’s Ball. Our films have also been nominated for and won numerous Golden Globe, Screen Actors Guild and Independent Spirit awards.

In addition to the films we produce, we also acquire films from third parties and distribute them in North American and foreign markets. In acquiring such films for theatrical release, we seek to limit our financial exposure while adding films to our release schedule and video library. Critically acclaimed and commercial successes we have recently acquired and distributed include: Secretary, starring Maggie Gyllenhaal and James Spader; Lovely and Amazing, starring Brenda Blethyn and Emily Mortimer; and House of 1000 Corpses, directed by Rob Zombie.

Our remaining fiscal 2004 theatrical release schedule features several highly anticipated films. In addition to our productions Wonderland, Shattered Glass and Godsend, acquired titles to be distributed include: The Cooler, starring William H. Macy, Maria Bello and Alec Baldwin; Girl with a Pearl Earring, starring Colin Firth, Scarlett Johansson and Tom Wilkinson; and Dogville, starring Nicole Kidman. In addition, we released our production Confidence earlier this year.

•	Home Entertainment. We distribute our library of approximately 2,000 motion picture and television program titles directly to retailers, video rental stores and pay and free television channels and indirectly to international markets on a license basis through third parties. In addition to our theatrical releases and our direct to video productions, we acquire approximately 80 additional films for our library each year. Our film video library includes such films as Affliction, American Psycho, Eve’s Bayou, Frailty, Gods and Monsters, Lantana, Lovely and Amazing, Monster’s Ball, O, The Red Violin, Rules of Attraction, Secretary and Shadow of the Vampire. Notable television and other video properties in the library include the first season of Will and Grace, certain Saturday Night Live productions, The Dead Zone, Tracker, Higher Ground and Mysterious Ways.

•	Video-on-Demand. We own approximately 55% of CinemaNow, a development stage company that distributes feature films on demand via the internet. CinemaNow has distribution agreements with Disney, Fox, Warner Bros. and MGM, among others. Microsoft and Blockbuster are also investors in CinemaNow.

Studio Facilities

      Lions Gate Studios is a state-of-the-art film and television production studio occupying approximately 14 acres in Vancouver, British Columbia. Annual studio occupancy has averaged above 90% over the last five years. Current studio productions at our facility include Miramax’s motion picture Scary Movie 3, Warner Bros.’ motion picture Catwoman and Fox Television’s series Tru Calling.

      Our principal executive offices are located at Suite 3123, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, V7X 1J1 and 4553 Glencoe Avenue, Suite 200, Marina del Rey, California, 90292. Our telephone numbers are (604) 609-6100 in Vancouver and (310) 314-2000 in Marina del Rey. To find out how to obtain more information regarding us and our business, you should read the section of this prospectus entitled “Where You Can Find More Information.” You may also visit our website at www.lionsgatefilms.com, although the information on our website is not part of this prospectus.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the securities for general corporate purposes, including repayment of indebtedness, repurchase of outstanding Series A Preferred Shares, film and television production, strategic acquisitions of businesses or assets (including libraries and individual films) and working capital purposes.

FORWARD-LOOKING STATEMENTS

      All statements, other than statements of historical fact, contained within this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” “anticipate” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

      These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

      Actual results may differ substantially from the results that the forward-looking statements suggest for various reasons, including those discussed in the section entitled “Risk Factors.”

RISK FACTORS

      An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that harm our business, results of operations and financial condition. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common shares could decline, and you may lose all or part of your investment.

We have had losses, and we cannot assure future profitability.

      We have reported operating income for fiscal years 2000, 2001 and 2003 and operating losses for fiscal years 1999 and 2002. We have reported net income for fiscal years 2001 and 2003 of $5.8 million and $1.1 million, respectively, and net losses for 1999, 2000 and 2002. Our accumulated deficit was $121.1 million at June 30, 2003. We cannot assure you we will continue to operate profitably, and if we cannot, we may not be able to meet our debt service, working capital requirements, capital expenditure plans, anticipated production slate or other cash needs. Our inability to meet those needs could have a material adverse effect on our business, results of operations and financial conditions.

We face substantial capital requirements and financial risks.

      Our business requires a substantial investment of capital. The production, acquisition and distribution of motion pictures and television programs require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues from or government contributions to our motion pictures or television programs. This time lapse requires us to fund a significant portion of our capital requirements from our revolving credit facility and from other sources. Although we intend to continue to reduce the risks of our production exposure through financial contributions from broadcasters, distributors, tax shelters, government and industry programs and studios, we cannot assure you that we will continue to implement successfully these arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures and television programs. If we increase (through internal growth or acquisition) our production slate or our production budgets, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

      Our substantial leverage could adversely affect our financial condition. We are highly leveraged. Our primary source of capital is our revolving credit facility. The amount we have available to borrow under this facility depends upon our borrowing base, which in turn depends on the value of our existing library of films and television programs, as well as accounts receivable and cash in collateral accounts. If several of our larger motion picture productions are commercial failures or our library declines in value, our borrowing base could decrease. Such a decrease could have a material adverse effect on our business, results of operations or financial condition. For example, it could:

•	require us to dedicate a substantial portion of our cash flow to the repayment of our indebtedness, reducing the amount of cash flow available to fund motion picture and television production and other operating expenses;

•	limit our flexibility in planning for or reacting to downturns in our business, our industry or the economy in general;

•	limit our ability to obtain additional financing, if necessary, for operating expenses, or limit our ability to obtain such financing on terms acceptable to us; and

•	limit our ability to pursue strategic acquisitions and other business opportunities that may be in our best interests.

      Our revolving credit facility contains certain covenants and financial tests that limit the way we conduct business. Our revolving credit facility contains various covenants limiting our ability to incur or guarantee additional indebtedness, pay dividends and make other distributions, pre-pay any subordinated indebtedness, repurchase preferred shares, make investments and other restricted payments, make capital expenditures, make acquisitions and sell assets. These covenants may prevent us from raising additional financing, competing effectively or taking advantage of new business opportunities. Under our revolving credit facility, we are also required to maintain specified financial ratios and satisfy certain financial tests. If we cannot comply with these covenants or meet these ratios and other tests, it could result in us being in default under our revolving credit facility, and unless we are able to negotiate an amendment, forbearance or waiver, we could then be required to repay all amounts then outstanding, which could have a material adverse effect on our business, results of operations or financial condition.

      Borrowings under our revolving credit facility are also secured by liens on substantially all of our assets and the assets of our subsidiaries. If we are in default under our revolving credit facility, the lenders could foreclose upon substantially all of our assets and the assets of our subsidiaries. We cannot assure you that we will generate sufficient cash flow to repay our indebtedness, and we further cannot assure you that, if the need arises, we will be able to obtain additional financing or to refinance our indebtedness on terms acceptable to us, if at all. Any such failure to obtain financing could have a material adverse effect on our business, results of operations and financial condition.

      Budget overruns may adversely affect our business. Our business model requires that we be efficient in production of our motion pictures and television programs. Actual motion picture and television production costs often exceed their budget, sometimes significantly. The production, completion and distribution of motion pictures and television productions are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture or television production incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production. We cannot make assurances regarding the availability of such financing on terms acceptable to us, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

      In addition, if a motion picture or television production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations or financial condition. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and thus the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

      Production costs and marketing costs are rising at a faster rate than increases in either domestic admissions to movie theatres or admission ticket prices, leaving us more dependent on other media, such as home video, television and foreign markets, and new media. If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations or financial condition.

Our revenues and results of operations may fluctuate significantly.

      Revenues and results of operations are difficult to predict and depend on a variety of factors. Our revenues and results of operations depend significantly upon the commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. In recent years, our revenues and results of operations have been significantly impacted by the success of critically acclaimed and award winning films, including Academy Award winners and nominees. We cannot assure you that we will manage the production, acquisition and distribution of future motion pictures as profitably as we have done with these recent critically acclaimed and award winning films or that we will produce or acquire motion pictures that will receive similar critical acclaim or perform as well commercially, which could have a material adverse effect on our business, results of operations and financial condition.

      We lack output agreements with cable and broadcast channels. We have an agreement with one cable or broadcast channel to exhibit our films, and that agreement does not cover films released after 2003. While similar broadcasters exhibit our films, they license such rights on a film-by-film, rather than an output, basis. We cannot assure you that our one agreement will be renewed or that we will be able to secure other output agreements on acceptable terms, if at all. Without multiple output agreements that typically contain guaranteed minimum payments, our revenues may be subject to greater volatility, which could have a material adverse effect on our business, results of operations or financial condition.

      Our revenue sharing agreements might not be renewed. Our revenue sharing agreement with respect to the distribution of our library on home videos expired in September 2003 and our revenue sharing agreement with respect to the distribution of our library on video cassettes and DVD expires in August 2004. The agreement that expired in September 2003 accounts for approximately 10% of our gross revenues and is currently being renegotiated. The failure to renew either of these agreements on similar terms could have a material adverse effect on our business, results of operations or financial condition.

      We rely on a few major customers in realizing our filmed and television content library distribution revenues. A small number of retailers account for a significant percentage of our filmed and television content library distribution revenues. We do not have long-term agreements with any of these customers. We cannot assure you that we will continue to maintain favorable relationships with these customers or that they will not be adversely affected by economic conditions. If any of these customers reduces or cancels a significant order, it could have a material adverse effect on our business, results of operations or financial condition.

      Our revenues and results of operations are vulnerable to currency fluctuations. We report our revenues and results of operations in U.S. dollars, but a significant portion of our revenues is earned outside of the United States. Our principal currency exposure is between Canadian and U.S. dollars, although this exposure is partially mitigated through the structuring of the $200 million revolving credit facility as a $25 million Canadian dollar facility and a $175 million U.S. dollar facility. Each facility is borrowed and repaid in the respective country of origin, in local currency. We cannot accurately predict the impact of future exchange rate fluctuations between the Canadian dollar and the U.S. dollar or other foreign currencies on revenues and operating margins, and fluctuations could have a material adverse effect on our business, results of operations or financial condition.

      From time to time we may experience currency exposure on distribution and production revenues and expenses from foreign countries, which could have a material adverse effect on our business, results of operations and financial condition.

      Accounting practices used in our industry may accentuate fluctuations in operating results. In addition to the cyclical nature of the entertainment industry, our accounting practices (which are standard for the industry) may accentuate fluctuations in our operating results. In accordance with Canadian generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method. Under this accounting method, we amortize film and television programming costs for each film or television program based on the following ratio:

Revenue earned by title in the current period

Estimated total revenues by title

We regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis. This review may result in a change in the rate of amortization and/or a write-down of the film or television asset to estimated fair value. Results of operations in future years depend upon our amortization of our film and television costs. Periodic adjustments in amortization rates may significantly affect these results. In addition, we are required to expense film advertising costs as incurred, but are also required to recognize the revenue from any motion picture or television program over the entire revenue stream expected to be generated by the individual picture or television program.

Failure to manage future growth may adversely affect our business.

      We may not be able to obtain additional funding to meet our requirements. Our ability to grow through acquisitions, business combinations and joint ventures, to maintain and expand our development, production and distribution of motion pictures and television programs and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, there could be a material adverse effect on our business, results of operations or financial condition.

      We are subject to risks associated with acquisitions and joint ventures. We have made or entered into, and will continue to pursue, various acquisitions, business combinations and joint ventures intended to complement or expand our business. Given that discussions or activities relating to possible acquisitions range from private negotiations to participation in open bid processes, the timing of any such acquisition is uncertain. Although from time to time we actively engage in discussions and activities with respect to possible acquisitions and investments, we have no present agreements or understandings to enter into any such material transaction. Any indebtedness incurred or assumed in any such transaction may or may not increase our leverage relative to our earnings before interest, provisions for income taxes, amortization, minority interests, gain on dilution of investment in subsidiary and discounted operation, or EBIDTA, or relative to our equity capitalization, and any equity issued may or may not be at prices dilutive to our then existing shareholders. We may encounter difficulties in integrating acquired assets with our operations. Furthermore, we may not realize the benefits we anticipated when we entered into these transactions. In addition, the negotiation of potential acquisitions, business combinations or joint ventures as well as the integration of an acquired business could require us to incur significant costs and cause diversion of management’s time and resources. Future acquisitions by us could also result in:

•	impairment of goodwill and other intangibles;

•	development write-offs; and

•	other acquisition-related expenses.

Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

Our ability to exploit our filmed and television content library may be limited.

      A significant portion of our filmed and television content library revenues comes from a small number of titles. We depend on a limited number of titles for the majority of the revenues generated by our filmed and television content library. In addition, many of the titles in our library are not presently distributed and generate substantially no revenue. If we cannot acquire new product and rights to popular titles through production, distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances, it could have a material adverse effect on our business, results of operations or financial condition.

      We are limited in our ability to exploit a portion of our filmed and television content library. Our rights to the titles in our filmed and television content library vary; in some cases we have only the right to distribute titles in certain media and territories for a limited term. We cannot assure you that we will be able to renew expiring rights on acceptable terms, and any such failure could have a material adverse effect on business, results of operations or financial condition.

Our success depends on external factors in the motion picture and television industry.

      Our success depends on the commercial success of motion pictures and television programs, which is unpredictable. Operating in the motion picture and television industry involves a substantial degree of risk.

Each motion picture and television program is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. Generally, the popularity of our motion pictures or programs depends on many factors, including the critical acclaim they receive, the format of their initial release, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures or television programs also depends upon the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

      In addition, because a motion picture’s or television program’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We cannot make assurances that our motion pictures and television programs will obtain favorable reviews or ratings, that our motion pictures will perform well at the box office or in ancillary markets or that broadcasters will license the rights to broadcast any of our television programs in development or renew licenses to broadcast programs in our library. The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

      Licensed distributors’ failure to promote our programs may adversely affect our business. Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures, television programs and related products are important in determining the success of these pictures, programs and products. As with most companies engaging in licensed distribution, we do not control the timing and manner in which our licensed distributors distribute our motion pictures or television programs. Any decision by those distributors not to distribute or promote one of our motion pictures, television programs or related products or to promote competitors’ motion pictures, programs or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations or financial condition.

      We could be adversely affected by strikes or other union job actions. The motion picture and television programs produced by us generally employ actors, writers and directors who are members of the Screen Actors Guild, Writers Guild of America and Directors Guild of America, respectively, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreement with the Writers Guild of America was successfully renegotiated and became effective as of May 2, 2001 for a term of three years. The collective bargaining agreements with the Screen Actors Guild and Directors Guild of America were each successfully renegotiated and became effective as of July 1, 2002 for a term of three years. Many productions also employ members of a number of other unions, including, without limitation, the International Alliance of Theatrical and Stage Employees, the Teamsters and the Alliance of Canadian Cinema, Television and Radio Artists. A strike by one or more of the unions that provide personnel essential to the production of motion pictures or television programs could delay or halt our ongoing production activities. Such a halt or delay, depending on the length of time, could cause a delay or interruption in our release of new motion pictures and television programs, which could have a material adverse effect on our business, results of operations or financial condition.

We face substantial competition in all aspects of our business.

      We are smaller and less diversified than many of our competitors. Although we are an independent distributor and producer, we constantly compete with major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture and television operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

      The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market. The number of motion pictures released by our competitors, particularly the major U.S. studios, may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theatre attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign. Any such change could adversely impact a film’s financial performance. In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

      The limited supply of motion picture screens compounds this product oversupply problem. Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to only ten to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations or financial condition.

      Technological advances may reduce our ability to exploit our motion pictures and television programs. The entertainment industry in general and the motion picture industry in particular continue to undergo significant technological developments, including video-on-demand. This rapid growth of technology combined with shifting consumer tastes could change how consumers view our motion pictures and television programs. For example, an increase in video-on-demand could decrease home video rentals. Other larger entertainment distribution companies will have larger budgets to exploit these growing trends. While we have an interest in CinemaNow, it is a company in its infancy whose commercial success is impossible to predict. We cannot predict how we will financially participate in the exploitation of our motion pictures and television programs through these emerging technologies or whether we have the right to do so for certain of our library titles. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations or financial condition.

The loss of key personnel could adversely affect our business.

      Our success depends to a significant degree upon the efforts, contributions and abilities of our senior management. Although we have employment agreements with many of our key personnel, ten employment agreements with senior management have expired or will expire within one year from the date of this prospectus and such agreements must be renegotiated. In addition, the employment agreement of Mr. Burns, our Vice Chairman, has expired. Although he is employed on a month-to-month basis, his employment agreement has been renegotiated and formal documentation is currently being finalized. We cannot assure you that the services of our key personnel will continue to be available to us or that we will be able to successfully renegotiate such employment agreements. The loss of services of any of these employees could have a material adverse effect on our business, results of operations or financial condition.

We face risks from doing business internationally.

      We distribute motion picture and television productions outside the United States and Canada through third party licensees and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	changes in local regulatory requirements, including restrictions on content;

•	changes in the laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes);

•	differing degrees of protection for intellectual property;

•	instability of foreign economies and governments;

•	cultural barriers;

•	wars and acts of terrorism; and

•	the spread of severe acute respiratory syndrome, or SARS.

Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

      Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations or financial condition.

      Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations or financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations or financial condition.

Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.

      Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies such as the internet and online services, piracy could become more prevalent, including in the U.S., because digital formats are easier to copy. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download such pirated motion pictures rather than pay for motion pictures. Piracy of our films may adversely impact the gross receipts received from the exploitation of these films, which could have a material adverse effect on our business, results of operations or financial condition.

We are defending against a litigation claim which if resolved in a manner materially adverse to us could have a material adverse affect on us.

      We are currently involved in an arbitration proceeding with The Funny One LLC, which alleges, among other things, that we caused it substantial harm by failing to release a film theatrically that it produced. The Funny One LLC further maintains that we were contractually obligated to do so. The Funny One LLC alleges that had we released the film theatrically, it would have achieved the commercial success of a film that was similar in genre. We do not believe, and have denied that, we had an obligation to release the film theatrically and we have also denied that it would have also achieved the commercial success of a film similar in genre. We have asserted that we maximized revenue for The Funny One LLC based on the manner in which we released the film, and therefore, The Funny One LLC has not been damaged. Closing arguments are scheduled for October 16, 2003. Failure to prevail in this matter could have a material adverse effect on our business, results of operation or financial condition.

We may lose certain benefits by failing to meet certain Canadian regulatory requirements.

      We may lose investment funds, tax credits and other benefits if we fail to meet Canadian regulatory requirements. Certain programs produced by us will be contractually required to be “Canadian content” programs in accordance with the requirements established from time to time by the Canadian Radio-television and Telecommunications Commission, or CRTC, the Canadian Audio-Visual Certification Office, the Income Tax Act (Canada) and the regulations thereunder. If a program does not qualify under the applicable requirements, we would be in default of our commitments made in connection with these contracts. Any default could result in reduction or the elimination of license fees from the Canadian broadcasters, reduced or eliminated government incentives and/or future ineligibility for Canadian government incentive programs.

      The Canadian federal government and a number of its provincial counterparts have established refundable tax credit programs based on eligible labor expenditures of qualifying production entities. We expect that certain of our motion picture and television productions will incorporate these refundable tax credits as elements of production financing. If such productions do not ultimately qualify for anticipated refundable tax credits, the relevant production may require additional funds for completion, which may not be available from other sources.

      For our motion picture and television productions to continue to qualify for several refundable tax credits, we must remain Canadian-controlled pursuant to the Investment Canada Act (Canada), or ICA, among other statutory requirements. The ICA contains rules, the application of which determines whether an entity (as the term is defined in the ICA) is Canadian-controlled. Under these rules, an entity is presumed to be a non-Canadian in certain circumstances, including where Canadians own less than a majority of voting interests of an entity. This presumption may be rebutted, for example, if the entity establishes that it is not controlled in fact through the ownership of its voting interests and that two-thirds of the members of its board of directors are Canadians.

      Although we believe we are currently a Canadian-controlled entity under the ICA, there can be no assurance that the Minister of Canadian Heritage will not determine we are out of compliance with the ICA, or that events beyond our control will not result in our ceasing to be Canadian-controlled pursuant to the ICA. The ICA provides the Minister of Canadian Heritage with discretion to make a determination that a business activity prescribed under the ICA as relating to Canada’s cultural heritage or national identity (which includes a business engaged in the production, distribution, sale or exhibition of film or video products, hereinafter referred to as a “cultural business”) is not a Canadian-controlled entity, if the Minister is satisfied, after considering any information or evidence submitted by the entity or otherwise made available to the Minister or the Director of Investments, that the entity is controlled in fact by one or more non-Canadians. If we cease to be Canadian-controlled under the ICA, we would no longer qualify or be entitled to access these refundable tax credits and other Canadian government and private motion picture industry incentives that are restricted to Canadian-controlled corporations, including the ability to produce under Canada’s official co-production treaties with other countries.

      Such a change in status would require us to return tax credits previously received, reducing our cash balance. In addition, because under Canadian GAAP tax credits are included in revenues, we would take a charge to earnings in the amount of the lost tax credits. There are currently no transfer restrictions on our common shares as a class, and we accordingly may not be able to prevent a change of control to non-Canadians. In addition, certain provincial refundable tax credits require that the applicant be provincially controlled. If any of our affiliates that accesses or intends to access such credits ceases to be provincially controlled, we would no longer be entitled to access the applicable provincial refundable tax credit.

      For all of the foregoing reasons, the loss of our Canadian status could have a material adverse effect on our business, results of operations or financial condition.

      We face other risks in obtaining production financing from private and other international sources. For some productions, we finance a portion of our production budgets from incentive programs from such agencies as Telefilm Canada, as well as international sources in the case of our international treaty co-productions. There can be no assurance that local cultural incentive programs that we may access in Canada and internationally, as a result of our Canadian-controlled status, will not be reduced, amended or eliminated. Any change in policies in connection with incentive programs may have an adverse impact on us. In addition, we could lose our ability to exploit such incentive programs in Canada if we cease to qualify as “Canadian.” Certain programs produced by us will be contractually required to be certified as “Canadian Film and Video Production.” If a program does not qualify for such certification, we would be in default on commitments made in connection with government incentive programs and licenses to broadcasters/ distributors. In addition, to the extent we do not qualify as “Canadian” as a result of a merger, an acquisition or an unconstrained share transfer to one or more non-Canadians, we would no longer qualify for such incentives/tax credits and may be liable to repay certain benefits to the applicable authorities. The foregoing could have a material adverse effect on our business, results of operations or financial condition.

      An investment by non-Canadians in our business is potentially reviewable by the Minister of Canadian Heritage. Under the ICA, the Minister of Canadian Heritage has discretion to determine, after considering any information or evidence submitted by the entity or otherwise made available to the Minister or the Director of Investments, that an investment by a non-Canadian in a cultural business may constitute an acquisition of control by that non-Canadian, notwithstanding the provisions in the ICA that state that certain investments do not or may not constitute an acquisition of control that would require notification or review under the ICA. In the event that the Minister of Canadian Heritage exercises her discretion and deems an investment by a non-Canadian in a cultural business to be an acquisition of control, the investment is potentially subject to notification and/or review. If the investment is subject to review, the Minister must be satisfied that the investment is likely to be of net benefit to Canada. Such a determination is often accompanied by requests that the non-Canadian provide undertakings supportive of Canadian cultural policy. These undertakings may, in some circumstances, include a request for financial support of certain initiatives. The determination by the Minister of whether a proposed investment is of net benefit to Canada also includes consideration of sector specific policies of the Canadian federal government. One such policy prohibits takeovers of Canadian owned and controlled film distribution businesses by non-Canadians. This prohibition is not contained in the ICA nor in the regulations made under the ICA, but is a separate foreign investment policy relating to the Canadian film distribution sector. If an investment by a non-Canadian in our business is deemed by the Minister to be an acquisition of control and ultimately subject to review, the current policy of the Canadian federal government prohibiting the takeover of a Canadian owned and controlled film distribution business would be applied in the context of the Minister’s determination of whether the proposed investment would be of net benefit to Canada, with the result that the Company’s film distribution business in Canada may have to be divested to a Canadian purchaser, which could have a material adverse effect on our business, results of operations or financial condition.

      A failure to meet Canadian programming restrictions may decrease the time slots or amount of license fees and incentive programs available to us. Canadian broadcasters, including all conventional, specialty, television services are typically required, as a condition of their license, to broadcast significant minimum amounts of Canadian content programming on their overall schedule and in prime time. The CRTC enforces compliance with these requirements, and failure to comply can result in fines or in the revocation of a broadcaster’s license, or more restrictive terms on license renewal. The CRTC has issued detailed criteria that must be met for a television production to qualify as a “Canadian program.” The criteria require, among other things, that Canadians perform a minimum level of key creative functions and that specified minimum production costs be paid to Canadians or Canadian companies. If our productions cease to qualify as Canadian programs under existing CRTC regulations, or if these regulations should change on further review by the CRTC, we may find it more difficult to secure time slots in Canada for our productions, or the amount of the license fees we may generate in Canada may decrease if our programs do not qualify as Canadian programs. In addition, if our productions cease to meet minimum Canadian content requirements, we may be unable to access various federal and provincial motion picture and television incentive programs, including refundable tax credits, as discussed below. There could be a material adverse effect on our business, results of operations and financial condition if any change in the policies of the Canadian or provincial governments in connection with their incentive programs occurs.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

      The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred share dividends for the periods shown:

								Three Months
	Fiscal Year Ended March 31,							Ended June 30,

	2003	2002		2001	2000	1999		2003		2002

Ratio of Earnings to Fixed Charges(1)	1.17	(0.22	) (2)	1.90	1.02	(0.51	) (4)	(3.00	) (5)	1.70
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends(1)	0.87	(0.20	) (3)	1.68	0.80	(0.51	) (4)	(2.87	) (6)	1.48

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, excluding equity interests in unconsolidated subsidiaries, gain on dilution of investment in a subsidiary and minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest expensed and capitalized and amortization of deferred financing costs related to indebtedness. For purposes of computing the ratio of earnings to combined fixed charges and preferred share dividends, the preferred share dividend requirements were assumed to be equal to the pre-tax earnings which would be required to cover such dividend requirements. The amount of pre-tax earnings required to cover such preferred share dividends was computed using the effective tax rate for each applicable year. A statement setting forth the computation of the unaudited ratios is filed as Exhibit 12.1 to the registration statement that includes this prospectus.

(2)	Earnings were insufficient to cover fixed charges by $16,964.

(3)	Earnings were insufficient to cover combined fixed charges and preferred share dividends by $18,538.

(4)	Earnings were insufficient to cover fixed charges and combined fixed charges and preferred share dividends by $8,226.

(5)	Earnings were insufficient to cover fixed charges by $11,988.

(6)	Earnings were insufficient to cover combined fixed charges and preferred share dividends by $12,118.

DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES

      Lions Gate may issue, from time to time, shares of one or more series or classes of our common or preferred shares. The following summary description sets forth some of the general terms and provisions of the shares. We will describe the specific terms of any series of shares that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the shares, you should refer to the provisions of our articles of incorporation, bylaws and the applicable prospectus supplement before you purchase these securities.

      Our authorized capital consists of 500,000,000 common shares and 200,000,000 preferred shares, 1,000,000 shares of which are designated as 5.25% Convertible Redeemable Series A Preferred Shares and 10 of which are designated as Series B Preferred Shares.

Common Shares

      At the close of business on September 24, 2003, 59,604,976 of our common shares were issued and outstanding. Our common shares are listed on the American Stock Exchange and Toronto Stock Exchange under the symbol “LGF.” Subject to any preference as to dividends provided to the holders of any of our preferred shares, and to other shares ranking senior or pari passu to our common shares with respect to priority in the payment of dividends, the holders of our common shares will be entitled to receive dividends. We will pay dividends on the common shares, as and when declared by our board of directors, out of monies properly applicable to the payment of dividends, in the manner and form the board of directors determines. At the present time, given our anticipated capital requirements we intend to follow a policy of retaining earnings in order to finance further development of our business. We are also limited in our ability to pay dividends on our common shares by restrictions under the Company Act (British Columbia) relating to the sufficiency of profits from which dividends may be paid. Holders of common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by us.

      If we dissolve, or liquidate, or our assets are distributed among our shareholders for the purpose of winding-up our affairs, the holders of common shares will be entitled to receive our remaining property and assets, subject to the prior rights of holders of our Series A Preferred Shares to receive amounts equal to the purchase price of such shares plus all accrued and unpaid dividends and to any other shares ranking senior or pari passu to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up.

      Except for meetings at which only holders of another specified class or series of our shares are entitled to vote separately as a class or series, the holders of common shares will be entitled to receive notice of and to attend all meetings of our shareholders and will have one vote for each common share held at all meetings of our shareholders.

      Pursuant to our charter and the provisions of the Company Act (British Columbia), certain actions that may be proposed by us require the approval of the shareholders. We may, by ordinary resolution, alter our charter to increase our authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. Under the Company Act (British Columbia), an ordinary resolution is a resolution passed at a duly-convened meeting of shareholders by a simple majority of the votes cast in person or by proxy, or a written resolution, that has been submitted to all shareholders who would have been entitled to vote on it at a meeting of shareholders and consented to by shareholders holding shares carrying not less than three-fourths of the votes entitled to be cast on it. We may, by special resolution, alter our charter to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. We may also, by special resolution, alter our charter to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the Company Act (British Columbia), a special resolution is a resolution passed at a duly-convened meeting of shareholders by three-fourths of the votes cast in person or by proxy, or a written resolution consented to by all shareholders who would have been entitled to vote at a meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, that class or series must consent by separate resolution requiring three-fourths of the votes cast.

Registration Rights Agreements

      We have a Registration Rights Agreement with Mr. Mark Amin and Mr. Reza Amin, pursuant to which we have agreed to file registration statements covering our securities owned by them. As of September 15, 2003, Mark Amin and Reza Amin had the right to demand up to two registration statements. In addition, we gave these shareholders various piggyback registration rights. In general, we will pay all fees, costs and expenses of any such registration statements.

      We also have a Registration Rights Agreement with ENT Holding Corporation, pursuant to which we have agreed to file registration statements covering our securities owned by it. ENT Holding Corporation has the right to demand up to two registration statements. In addition, we gave ENT Holding Corporation various piggyback registration rights. In general, ENT Holding Corporation will pay all fees, costs and expenses for any demand registration and we will pay all fees, costs and expenses of any piggyback registration.

Preferred Shares

      Lions Gate may issue, from time to time, without further shareholder approval (subject to applicable stock exchange rules), preferred shares in one or more series. We currently have two series of preferred shares issued and outstanding. Our board is authorized to determine for each series of preferred shares, and the prospectus supplement will set forth with respect to any such series:

•	the designation of such shares and the number of shares that constitute such series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of our capital shares;

•	the dividend periods (or the method of calculating the dividend period);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to the classes or series of preferred shares and any other rights of the shares of such series if we liquidate or wind up our affairs;

•	whether or not and on what terms we can redeem or repurchase the shares;

•	whether and on what terms the shares may be converted or exchanged for other debt or equity securities;

•	whether depositary shares representing the shares will be offered and, if so, the fraction of a share of the series of preferred shares represented by each depositary share (see “Description of Depositary Shares” below);

•	whether the shares will be listed on a securities exchange;

•	any special United States federal income or Canadian income tax considerations applicable to the series; and

•	the other material rights, preferences, privileges, qualifications, limitations and restrictions of the series.

      The preferred shares, when issued, will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire preferred shares, then these shares will resume the status of authorized and unissued preferred shares undesignated as to series and will be available for subsequent issuance. Payment of dividends on any series of preferred shares may be restricted by loan agreements, indentures and other transactions entered into by us. Any material contractual restrictions on dividend payments will be described or incorporated by reference in the applicable prospectus supplement. When we offer to sell a series of preferred shares, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of a series of preferred shares described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. The shares of a series of preferred shares will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter, the applicable certificate of designation, or as otherwise required by law.

Series A Preferred Shares

      On December 21, 1999, we issued 13,000 shares of our 5.25% Convertible Redeemable Series A Preferred Shares, of which 3,790 remain issued and outstanding. The Series A Preferred Shares are non-voting, except for the right to elect between one and three directors, depending on the number of preferred shares outstanding. The Series A Preferred Shares are entitled to cumulative dividends, as and when declared by the board of directors, payable semi-annually on the last day of March and September of each year.

      We may pay the dividends in cash or additional Series A Preferred Shares. The Series A Preferred Shares have a liquidation preference entitling each holder to receive an amount equal to $2,550 per share plus the cumulative amount of all dividends accrued and unpaid. Each holder of the Series A Preferred Shares may convert all, but not less than all, of the Series A Preferred Shares at any time into common shares at a rate of 1,109 common shares for each Series A Preferred Share, subject to certain anti-dilution adjustments. We may convert the Series A Preferred Shares, in whole or in part, to common shares, subject to certain conditions, which include certain price and volume requirements.

      We may redeem the Series A Preferred Shares, in whole or part, on or after January 1, 2005 for a cash payment of 105% of the stated value of $2,550 per share plus accrued and unpaid dividends up to the date of redemption. A holder has a right to require redemption of all, but not less than all, of the Series A Preferred Shares, for a cash payment of 100% of the stated value of $2,550 per share if the composition of the board of directors ceases to be in compliance with certain provisions requiring the nomination of one Canadian director and election of up to three directors, depending on the number of preferred shares outstanding.

Series B Preferred Shares

      As a condition of the purchase of Trimark Holdings, Inc., a company that became our subsidiary, on October 13, 2000, we issued ten Series B Preferred Shares at $10 per share to the principal shareholder of the subsidiary. The Series B Preferred Shares are non-transferable and are not entitled to dividends. The Series B Preferred Shares are non-voting except that the holder, who was a principal of the subsidiary acquired, has the right to elect himself to the board of directors. The Series B Preferred Shares are redeemable by us if certain events occur. The Series B Preferred Shares have a liquidation preference equal to the stated value of $10 per share.

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares and preferred shares is CIBC Mellon Trust Company.

DESCRIPTION OF DEBT SECURITIES

General

      Lions Gate may issue, from time to time, one or more series or classes of debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The following summary sets forth some of the general terms and provisions of such debt securities.

      Subject to any contractual restrictions binding on us, the debt securities may be (a) unsecured and unsubordinated obligations, (b) senior subordinated obligations, (c) secured obligations, (d) subordinated obligations or (e) junior subordinated obligations, or may have such other ranking as is described in the applicable prospectus supplement. The debt securities will be issued under an indenture between us and the trustee for one or more series of debt securities designated in the applicable prospectus supplement or supplements. The Guarantors may guarantee the due and punctual payment of the principal and any premium and interest on the debt securities issued by us when and as it becomes due and payable, whether at maturity or otherwise.

      We will describe the specific terms of any debt securities that we issue as part of this offering in a prospectus supplement. To the extent the description contained in the prospectus supplement differs from any of the terms described above or below, then the terms described above or below will be deemed to have been superseded by that prospectus supplement. Because this is a summary, it does not contain all of the information that may be important to you. For a more detailed description of the debt securities, you should refer to the applicable indenture for a specific series of the debt securities and the applicable prospectus supplement before you purchase these debt securities. A copy of the indenture, if and when executed, will be filed as an exhibit to the registration statement of which this prospectus forms a part or as an exhibit to documents incorporated or deemed to be incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Terms of Debt Securities

      Debt securities issued by Lions Gate will have a priority with respect to other securities issued by Lions Gate as set forth in the indenture and may be guaranteed by the Guarantors. The indenture may limit the total principal amount of debt securities that we may issue under the indenture. We may issue debt securities from time to time in one or more series with terms different from or the same as those of previously issued debt securities, without the consent of the holders of previously issued series of debt securities, with the same or various maturities, at par, at a premium, or with original issue discount up to the aggregate principal amount from time to time authorized by us for each series. The applicable prospectus supplement will describe the terms of the debt securities, including:

•	the title, aggregate principal amount and denominations;

•	the maturity date or dates;

•	the principal amount payable, whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

•	the rate or rates (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

•	the date or dates from which interest, if any, may accrue;

•	the dates on which we agree to pay interest;

•	the place of transfer or payment for the debt securities, and the method of payment;

•	any redemption dates, prices, rights, obligations and restrictions as well as any remarketing arrangements;

•	whether the securities are convertible or exchangeable and, if so, the terms of such conversion or exchange rights;

•	any mandatory or optional sinking fund requirements or amortization provisions;

•	whether the debt securities are to be subordinate to the rights of holders of other security holders or creditors;

•	whether the debt securities will contain restrictions on the declaration of dividends, the maintenance of any asset ratio, the maintenance of reserves, or the incurrence of additional debt or the issuance of additional securities;

•	whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency or units of two or more currencies;

•	the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

•	whether we will issue the debt securities in the form of one or more global securities and, in that case, the depositary for the global securities;

•	any special U.S. federal income or Canadian income tax, accounting and other considerations that may apply; and

•	any other material terms of the debt securities not specified in this prospectus.

      Please see the applicable prospectus supplement for the terms of the specific debt securities.

      The variable terms of debt securities are subject to change from time to time, but no change will affect any debt security already issued or as to which we have accepted an offer to purchase. We may issue debt securities with terms different from those of debt securities previously issued and may “reopen” a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

      Unless the applicable prospectus supplement states otherwise, the covenants contained in the indenture, the debt securities, and the guarantees would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

Consequences of Holding Company Status

      Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities described above, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Guarantees

      The Guarantors may guarantee the due and punctual payment of the principal and any premium and interest on the debt securities issued by us when and as it becomes due and payable, whether at maturity or otherwise. Any such guarantees, the terms of the guarantees, and the priority of the guarantees with respect to other securities issued by the Guarantors will be set forth in the indenture. The guarantees will provide that in the event of default in payment of principal or any premium or interest on a debt security, the holder of the debt security may institute legal proceedings directly against the Guarantors to enforce guarantees without first proceeding against us. The obligations of each Guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting fraudulent conveyance under applicable law. The indenture may provide that the Guarantors may under certain circumstances assume all of our rights and obligations under the indenture with respect to a series of debt securities issued by us.

Payment and Paying Agents

      The paying agent for the debt securities will be designated in the applicable prospectus supplement. Unless the applicable prospectus supplement states otherwise, we will pay principal, interest and any premium on the debt securities in the designated currency or currency unit at the office of the paying agent. We may pay interest on the debt securities by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. If any amount payable on any debt security or coupon remains unclaimed at the end of one year after the amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment.

Global Securities

      The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, that will be identified in the applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the depositary for the debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

      If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security. The prospectus supplement will also describe the material terms of the depositary arrangement for the global debt security.

Covenants

      Unless the prospectus supplement states otherwise, the debt securities will not be secured by mortgage, pledge or other lien. We may agree in the indenture not to pledge or otherwise subject to any lien any property or assets of ours unless the debt securities are secured by such pledge or lien equally and ratably with all other obligations secured thereby.

      We anticipate that the indenture will create exceptions to this covenant for liens securing obligations that do not in the aggregate at any one time outstanding exceed a stated percentage of our consolidated net tangible assets, for obligations securing purchase money liens and for other liens incurred by us in the ordinary course of business.

Successor Corporation

      The indenture may provide that we can consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, subject to certain terms to be set forth in the indenture.

      Subject to those limitations set forth in the indenture, a trustee may receive from us an officer’s certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the indenture.

Supplemental Indentures

      Supplemental indentures may be entered into by us and the appropriate trustee for the purpose of adding, changing or eliminating any of the provisions of the indenture or of modifying in the rights of the holders of each such series affected by such modification or amendment. Under some circumstances, supplemental indentures may be entered into without the consent of the holders. However, unless the applicable indenture states otherwise, no supplemental indenture may, among other things, without the consent of each holder of any debt security affected:

•	reduce the principal amount or interest of any debt security;

•	change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to modify or amend the indenture.

Events of Default

      The indenture will set forth those events that will constitute events of default with respect to any series of debt securities. No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities. The remedies for an event of default will be set forth in the indenture and applicable prospectus supplement.

      Unless the applicable indenture states otherwise, any default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

•	in the payment of principal, and premium, if any, or interest for which payment had not been subsequently made; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

      We will be required to file with each trustee annually an officer’s certificate as to the absence of defaults. The appropriate trustee may withhold notice to holders of any series of debt securities of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such holders to do so.

      Subject to the provisions of the indenture relating to the duties of a trustee, if an event of default occurs and continues, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the indenture for the indemnification of a trustee and to other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of the series.

Satisfaction and Discharge of the Indenture

      The indenture will be discharged with respect to the debt securities of any series upon the satisfaction of specified conditions, including:

•	the payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

•	the deposit with the appropriate trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the indenture.

Termination

      We may terminate some or all of our obligations under the indenture with respect to the debt securities of any series, including our obligations to comply with the restrictive covenants set forth in the indenture, with respect to the debt securities of that series, on the terms and subject to the conditions contained in the indenture, by depositing in trust with the appropriate trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the indenture and the debt securities of the series. In that event, unless the applicable indenture states otherwise, the appropriate trustee will receive an opinion of counsel stating that the deposit and termination will not have any U.S. federal income or Canadian income tax consequences to the holders.

The Trustees

      The indenture may contain limitations on the right of a trustee, should it become a creditor of ours, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. A trustee may be permitted to engage in other transactions with us except that if a trustee acquires any conflicting interest it must eliminate such conflict or resign.

      The indenture may provide that, if an event of default occurs and continues, a trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers. The indenture may provide for indemnification of the trustee and will specify the percentage of securities of the class necessary to require the trustee to take action.

DESCRIPTION OF WARRANTS

      Lions Gate may issue, from time to time, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement.

      The following summary sets forth some general terms and provisions of the warrants. We will describe the specific terms of any warrants that we issue as part of this offering in a prospectus supplement. To the extent the description contained in a prospectus supplement differs from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. The forms of warrant agreement and warrant certificate, if any, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or the documents incorporated or deemed to be incorporated by reference in this prospectus. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and warrant certificate and the applicable prospectus supplement, including the definitions therein of certain terms.

General

      The prospectus supplement will set forth the terms of the warrants as well as the related warrant agreement and warrant certificates, including the following where applicable:

•	the title and aggregate number of such warrants;

•	the principal amount, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the title, rank, designation and terms of the securities, if other than common shares, purchasable upon exercise thereof and of any securities, if other than common shares, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any material United States federal income or Canadian income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

      Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent, if one is specified in the applicable prospectus supplement, or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

      Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; and

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

      Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange of warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith.

Modifications

      The applicable prospectus supplement will set forth any procedures and requirements by which the warrants and warrant agreements may be modified or amended by us. Unless the applicable prospectus supplement specifies otherwise, we may modify or amend the warrant agreements and the terms of the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected thereby, except that no such amendment or modification that accelerates the expiration date, increases the exercise price, reduces the number of outstanding warrants held by holders required to consent to any such modification or amendment, or materially adversely and disproportionately affects the rights of a holder of a warrant may be made without the consent of such holder.

Warrant Adjustments

      The applicable prospectus supplement will set forth any terms for adjusting the exercise price and the number of covered shares of any warrant that is exercisable for preferred shares or common shares, including:

•	the provisions for adjusting the exercise price and the number of covered shares;

•	the events requiring such adjustment;

•	the events upon which we may, in lieu of making such adjustment, make proper provisions so that the holder of such warrant, upon exercise thereof, would be treated as if such holder had exercised such warrant prior to the occurrence of such events; and

•	provisions affecting exercise if certain events affecting the preferred shares or common shares occur.

DESCRIPTION OF PURCHASE CONTRACTS

      Lions Gate may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified principal amount of debt securities or a specified number of common shares or preferred shares or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

      The applicable prospectus supplement will describe the terms of any purchase contracts. To the extent that any particular terms described in a prospectus supplement differ from any of the terms described above, then the terms described above will be deemed to have been superseded by that prospectus supplement. The forms of purchase contract and any purchase contract certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or the documents incorporated or deemed to be incorporated by reference in this prospectus. The description above is not complete and is qualified in its entirety by reference to the purchase contracts and the applicable prospectus supplement, including the definitions therein of certain terms.

DESCRIPTION OF UNITS

      Lions Gate may issue, from time to time, units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

      Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

      The applicable prospectus supplement will describe the terms of any units. To the extent that any particular terms described in a prospectus supplement differ from any of the terms described above, then the terms described above will be deemed to have been superseded by that prospectus supplement. The form of unit agreement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or the documents incorporated or deemed to be incorporated by reference in this prospectus. The description above is not complete and is qualified in its entirety by reference to the unit agreements and the applicable prospectus supplement, including the definitions therein of certain terms.

DESCRIPTION OF DEPOSITARY SHARES

General

      Lions Gate may, from time to time, elect to offer fractional shares rather than full shares of a series of the preferred class. If we so elect, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of the preferred class) of a share of a particular series of the preferred class as described below. The shares of any series of the preferred class represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred class represented by the depositary share, to all the rights and preferences of the preferred shares represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights). The applicable prospectus supplement will also set forth the rights of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

      Immediately following our issuance of shares of a series of the preferred class that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

      Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

      The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms described in a prospectus supplement differ from any of the terms described above or below, then the terms described above or below will be deemed to have been superseded by that prospectus supplement. The forms of deposit agreement and depositary receipt will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or the documents incorporated or deemed to be incorporated by reference in this prospectus. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the deposit agreement, the depository receipt, and the applicable prospectus supplement, including the definitions therein of certain terms.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred shares to the record holders of depositary shares relating to the series of preferred shares in proportion to the number of the depositary shares owned by the holders.

      Upon a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

      The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

      If any series of the preferred shares underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred shares held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. If we redeem shares of a series of the preferred class held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of the preferred class so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

      After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Shares

      Upon receipt of notice of any meeting at which the holders of any series of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred shares. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of the preferred class represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the preferred class represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred class and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred class to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred shares.

Withdrawal of Shares

      Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of the preferred class and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of the preferred class, but holders of the whole shares of the preferred class will not thereafter be entitled to deposit the shares of the preferred class with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred shares to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

      The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of the preferred class and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. Unless the applicable prospectus supplement specifies otherwise, the deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of the preferred class as are represented by the depositary shares. The deposit agreement will automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred shares in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred shares and the initial issuance of the depositary shares and all withdrawals of shares of the related series of the preferred class, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

      The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred shares. The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of the preferred class are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby:

•	directly to one or more purchasers;

•	through agents;

•	to or through one or more dealers;

•	to or through one or more underwriters;

•	through one or more rights offerings to our shareholders; or

•	through a combination of any such methods of sales.

      The distribution of such securities pursuant to any prospectus supplement may occur from time to time in one or more transactions either:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the securities.

      We may solicit offers to purchase these securities directly or through agents designated by us from time to time. We will identify any such agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, and set forth any commission payable by us to such agent in the applicable prospectus supplement.

      If we use a broker-dealer in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an underwriter, may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

      If we use an underwriter in connection with an offering, we will execute an underwriting agreement with them at the time we sell the securities to them. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent. We will also identify any such underwriters in the applicable prospectus supplement, which they will use to make resales of the securities to the public. In connection with the sale of the securities, they may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell such shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Accordingly, we will set forth in the applicable prospectus supplement any underwriting compensation paid by us to underwriters in connection with this offering and any discounts, concessions or commissions allowed by underwriters to participating dealers.

      We may agree to indemnify underwriters, dealers, agents, dealer managers and other persons against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which they may be required to make with respect to those liabilities. Underwriters, dealers, dealer managers and agents may engage in transactions with or perform services for us in the ordinary course of business. Underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

      We may authorize underwriters, dealers, dealer managers or other persons to solicit offers by some types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. Such contracts may be made with, for example, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. The prospectus supplement relating to such contracts will set forth the price to be paid for the securities, the contractual conditions, the commissions payable for solicitation of the contracts and the future delivery date(s) of the shares.

      The net proceeds to us from the sale of securities will be the purchase price of the securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

CANADIAN STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

      Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendments thereto. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus or any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

INTERCORPORATE RELATIONSHIPS

      The chart below lists the principal corporate entities through which we carry out our business. Unless otherwise indicated, we directly or indirectly own 100% of the voting and equity securities of each listed entity.

*	The shares of Lions Gate Television Corp. are owned by a trust, the trustee of which is Frank Giustra, our former Chairman of the Board. The beneficiaries of the trust are us, our subsidiaries and Lions Gate Television Corp. The trust terminates in June 2004.

LEGAL MATTERS

      Heenan Blaikie LLP, Vancouver, British Columbia, will pass upon the validity of the securities offered by this prospectus for Lions Gate. Certain legal matters in connection with this prospectus will be passed upon for Lions Gate by O’Melveny & Myers LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements of Lions Gate Entertainment Corp. at March 31, 2003 and 2002 and for each of the two years in the period ended March 31, 2003, and the consolidated financial statements of Mandalay Pictures LLC at March 31, 2002 and for the year then ended, appearing in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      Our consolidated financial statements as of March 31, 2001, and for the year ended March 31, 2001, included in Lions Gate’s annual report on Form 10-K for the year ended March 31, 2003 and incorporated herein by reference have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, incurred by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee:

SEC registration fee	$20,225
AMEX and TSX listing fees	100,000
Accounting fees and expenses	150,000
Legal fees and expenses	150,000
Blue Sky qualification fees and expenses	1,000
Printing and engraving expenses	50,000
Transfer agent and registrar fees	10,000
Miscellaneous	18,775
Total	$500,000

Item 15.     Indemnification of Directors and Officers

      Under the Company Act (British Columbia), the Company may indemnify a present or former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of another corporation of which the Company is or was a shareholder, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Company or such other corporation including an action brought by the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made only with court approval.

      In accordance with the Articles of the Company, the Company shall indemnify every director or former director and Secretary or any Assistant Secretary of the Company, or may indemnify every officer or former officer, and every person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate) and his heirs and legal representatives, from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate if he acted honestly and in good faith with a view to the best interests of the Company.

      The Company’s Articles permit the Company, subject to the limitations contained in the Company Act, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. The Company, however, only maintains directors and officers liability insurance and corporate reimbursement insurance.

      The Company has entered into an indemnity agreement with one individual who acts as an officer, representative and/or director of various corporations that are directly or indirectly owned or controlled by the Company, in which the Company indemnifies and saves harmless said individual from any and all claims of any nature whatsoever resulting from the personal guarantee or endorsement that said individual has made or may in the future make, with the consent of the Company, on behalf of the various corporations that are directly or indirectly owned or controlled by the Company.

      The Form of Underwriting Agreement to be filed as an exhibit to this Registration Statement or a document incorporated by reference herein will provide for indemnification by the underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

      The foregoing summaries are necessarily subject to the complete text of the statute, Lions Gate’s articles of incorporation and bylaws, and the arrangements referred to above are qualified in their entirety by reference thereto.

Item 16.	Exhibits

Exhibit
Number		Description

1	.1(1)	Form of Underwriting Agreement with respect to Preferred Shares
1	.2(1)	Form of Underwriting Agreement with respect to Common Shares
1	.3(1)	Form of Underwriting Agreement with respect to Debt Securities
1	.4(1)	Form of Underwriting Agreement with respect to Warrants
1	.5(1)	Form of Underwriting Agreement with respect to Purchase Contracts
1	.6(1)	Form of Underwriting Agreement with respect to Units
4	.1(2)	Articles of Incorporation
4	.2(3)	Amendment to Articles of Incorporation to Provide Terms of the Series A Preferred Shares dated as of December 20, 1999
4.3		Amendment to Articles of Incorporation to Amend Terms of the Series A Preferred Shares dated as of September 10, 2003
4	.4(4)	Amendment to Articles of Incorporation to Provide Terms of the Series B Preferred Shares dated as of September 26, 2000
4	.5(2)	Trust Indenture between the Company and CIBC Mellon Trust Company dated as of April 15, 1998
4	.6(3)	Warrant Indenture between the Company and CIBC Mellon Trust Company dated as of December 30, 1999
4	.7(1)	Form of Debt Securities Indenture
4	.8(1)	Form of Debt Security
4	.9(1)	Form of Warrant Agreement (including form of Warrant Certificate)
4	.10(1)	Form of Purchase Contract (including form of Purchase Contract Certificate)
4	.11(1)	Form of Unit Agreement (including form of Unit Certificate)
4	.12(1)	Form of Deposit Agreement (including form of Depositary Receipt)
4	.13(1)	Amendment to Articles of Incorporation to Provide Terms of the Preferred Shares.
4	.14(1)	Form of Preferred Shares Certificate
5.1		Opinion of Heenan Blaikie LLP
12.1		Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preference Dividends
23.1		Consent of PricewaterhouseCoopers LLP, independent accountants of the Company
23.2		Consent of PricewaterhouseCoopers LLP, independent accountants of Mandalay Pictures, LLC
23.3		Consent of Ernst & Young LLP, independent accountants of the Company and Mandalay Pictures, LLC
23.4		Consent of Heenan Blaikie LLP (included in 5.1)
24	.1(5)	Powers of Attorney
25	.1(6)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under Debt Securities Indenture

(1)	To be filed by amendment or as an exhibit to documents incorporated by reference or deemed to be incorporated by reference in this registration statement.

(2)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 1998 (File No. 000-27730).

(3)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2000 (File No. 000-27730).

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 (File No. 1-14880).

(5)	Included on signature pages hereto.

(6)	To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).

Item 17.     Undertakings

      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrants undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrants hereby undertake to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 25, 2003.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ WAYNE LEVIN

Wayne Levin
Executive Vice President

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints each of Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- and post-effective amendments) to this Registration Statement, and any related Registration Statement (including any pre- and post-effective amendments) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2003.

Signature	Title

/s/ MARK AMIN Mark Amin	Vice Chairman of the Board of Directors

/s/ MICHAEL BURNS Michael Burns	Director

/s/ DREW CRAIG Drew Craig	Director

/s/ ARTHUR EVRENSEL Arthur Evrensel	Director

/s/ JON FELTHEIMER Jon Feltheimer	Chief Executive Officer (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan	Chief Financial Officer (Principal Accounting and Financial Officer)

Signature	Title

/s/ GORDON KEEP Gordon Keep	Director

Morley Koffman	Director

Patrick Lavelle	Director

/s/ ANDRÉ LINK André Link	Chairman of the Board of Directors

Harald Ludwig	Vice Chairman of the Board of Directors

Gary Newton	Director

/s/ G. SCOTT PATERSON G. Scott Paterson	Director

/s/ JEFF SAGANSKY Jeff Sagansky	Director

/s/ HARRY SLOAN Harry Sloan	Director

Mitchell Wolfe	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Films Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 25, 2003.

LIONS GATE FILMS CORP.

By:	/s/ WAYNE LEVIN

Wayne Levin
General Counsel

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints each of Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- and post-effective amendments) to this Registration Statement, and any related Registration Statement (including any pre- and post-effective amendments) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2003.

Signature	Title

/s/ ANDRÉ LINK André Link	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ FRANK GIUSTRA Frank Giustra	Director

/s/ GORDON KEEP Gordon Keep	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Television Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 25, 2003.

LIONS GATE TELEVISION INC.

By:	/s/ WAYNE LEVIN

Wayne Levin
General Counsel

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints each of Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- and post-effective amendments) to this Registration Statement, and any related Registration Statement (including any pre- and post-effective amendments) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2003.

Signature	Title

/s/ JON FELTHEIMER Jon Feltheimer	President (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ FRANK GIUSTRA Frank Giustra	Director

/s/ GORDON KEEP Gordon Keep	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Films Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 25, 2003.

LIONS GATE FILMS INC.

By:	/s/ WAYNE LEVIN

Wayne Levin
Vice President and General Counsel

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints each of Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- and post-effective amendments) to this Registration Statement, and any related Registration Statement (including any pre- and post-effective amendments) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2003.

Signature	Title

/s/ JON FELTHEIMER Jon Feltheimer	President (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan	Chief Financial Officer (Principal Accounting and Financial Officer) and Director

Peter Block	Director

/s/ WAYNE LEVIN Wayne Levin	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Entertainment Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 25, 2003.

LIONS GATE ENTERTAINMENT INC.

By:	/s/ WAYNE LEVIN

Wayne Levin
General Counsel

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints each of Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including any pre- and post-effective amendments) to this Registration Statement, and any related Registration Statement (including any pre- and post-effective amendments) that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 25, 2003.

Signature	Title

/s/ JON FELTHEIMER Jon Feltheimer	President (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan	Treasurer (Principal Accounting and Financial Officer) and Director

/s/ FRANK GIUSTRA Frank Giustra	Director

/s/ GORDON KEEP Gordon Keep	Director

EXHIBIT INDEX

Exhibit
Number		Description

1	.1(1)	Form of Underwriting Agreement with respect to Preferred Shares
1	.2(1)	Form of Underwriting Agreement with respect to Common Shares
1	.3(1)	Form of Underwriting Agreement with respect to Debt Securities
1	.4(1)	Form of Underwriting Agreement with respect to Warrants
1	.5(1)	Form of Underwriting Agreement with respect to Purchase Contracts
1	.6(1)	Form of Underwriting Agreement with respect to Units
4	.1(2)	Articles of Incorporation
4	.2(3)	Amendment to Articles of Incorporation to Provide Terms of the Series A Preferred Shares dated as of December 20, 1999
4.3		Amendment to Articles of Incorporation to Amend Terms of the Series A Preferred Shares dated as of September 10, 2003
4	.4(4)	Amendment to Articles of Incorporation to Provide Terms of the Series B Preferred Shares dated as of September 26, 2000
4	.5(2)	Trust Indenture between the Company and CIBC Mellon Trust Company dated as of April 15, 1998
4	.6(3)	Warrant Indenture between the Company and CIBC Mellon Trust Company dated as of December 30, 1999
4	.7(1)	Form of Debt Securities Indenture
4	.8(1)	Form of Debt Security
4	.9(1)	Form of Warrant Agreement (including form of Warrant Certificate)
4	.10(1)	Form of Purchase Contract (including form of Purchase Contract Certificate)
4	.11(1)	Form of Unit Agreement (including form of Unit Certificate)
4	.12(1)	Form of Deposit Agreement (including form of Depositary Receipt)
4	.13(1)	Amendment to Articles of Incorporation to Provide Terms of the Preferred Shares.
4	.14(1)	Form of Preferred Shares Certificate
5.1		Opinion of Heenan Blaikie LLP
12.1		Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preference Dividends
23.1		Consent of PricewaterhouseCoopers LLP, independent accountants of the Company
23.2		Consent of PricewaterhouseCoopers LLP, independent accountants of Mandalay Pictures, LLC
23.3		Consent of Ernst & Young LLP, independent accountants of the Company and Mandalay Pictures, LLC
23.4		Consent of Heenan Blaikie LLP (included in 5.1)
24	.1(5)	Powers of Attorney
25	.1(6)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under Debt Securities Indenture

(1)	To be filed by amendment or as an exhibit to documents incorporated by reference or deemed to be incorporated by reference in this registration statement.

(2)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 1998 (File No. 000-27730).

(3)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2000 (File No. 000-27730).

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 (File No. 1-14880).

(5)	Included on signature pages hereto.

(6)	To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).